Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

(INCLUDING WAIVER OF CLAIMS UNDER THE AGE

DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED)

This Confidential Separation Agreement and General Release (“Release Agreement”) is entered into on the first date set forth below by and among Michael J. Bibak (hereinafter referred to as “Executive”), Riverview Financial Corporation (hereinafter referred to as the “Corporation”) and Riverview Bank (hereinafter referred to as the “Bank”), collectively referred to as the “Parties.”

WHEREAS, the Parties acknowledge that the Bank has provided written notice dated June 29, 2018 of its intent not to renew Executive’s Employment Agreement entered into between the Executive and the Bank and the Corporation, dated August 18, 2017 (the “Employment Agreement”), as set forth in “Exhibit A” hereto.

WHEREAS, Executive agrees that his employment with the Bank will end voluntarily effective July 2, 2018 (the “Separation Date”) and the Executive’s Employment Agreement will terminate on that date.

WHEREAS, the Bank will provide Executive with separation pay and benefits to which Executive would not otherwise be entitled had he not executed this Release Agreement. In exchange, Executive has agreed to a release of all claims that he may have against the Bank and all Releasees as defined in Paragraph 3 below, up to the date Executive signs this Release Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and the releases, warranties and representations of Executive, the Parties, intending to be legally bound, AGREE as follows:

1. Severance Payment and Benefits. Provided Executive signs and does not revoke this Release Agreement, Executive shall receive a severance payment and benefits as set forth below.

a. Severance Payment. Bank shall pay to Executive a severance payment in an amount equal to Executive’s base salary through and including September 30, 2019, in the amount of Three Hundred and Seventy Five Thousand Dollars and No Cents ($375,000.00), less applicable taxes and withholdings (the “Severance Payment”), payable in 60 equal monthly installments commencing on the Bank’s first normal pay date following the Separation Date, or the expiration of the seven day revocation period set forth in Paragraph 6(d), below, whichever is later. Notwithstanding the foregoing, if the seven day revocation period begins in one calendar year and ends in the next calendar year, the Severance Payment shall be made or commence during the second such calendar year, even if such signing and non-revocation of the release occur during the first such calendar year included within such seven day period.

b. Payment for Accrued Unused Paid Time Off. The Bank agrees to pay Executive for any accrued but unused paid time off through the Separation Date, payable in 60 equal monthly installments commencing on the Bank’s first normal pay date following the Separation Date.

c. Health Insurance Costs. Bank shall pay to Executive the Bank’s portion of monthly costs for medical, dental, and vision insurance coverage for Executive (as adjusted to reflect any subsequent increases in the Bank’s portion of monthly costs), on a monthly basis (1) through and including September 30, 2019; or (2) until Executive is eligible for such insurance, in whole or in part, through subsequent employment, through his spouse’s coverage, or through other means; whichever occurs first. Executive shall promptly notify the Bank if and when he becomes eligible for medical, dental and/or vision insurance from a subsequent employer, through his spouse’s coverage, or through other means.

d. Bank-leased Vehicle. Bank shall pay a lump sum directly to the leasing company in the amount of $9,060, which shall be coupled with funds provided by the Executive to pay the remaining lease obligation off in July 2018. The Executive may elect to provide the funds necessary to pay the remainder of the lease off in July either by providing the Bank the cash in advance of the payment being made to the leasing company or by instructing the Bank to offset the amount necessary to reimburse the Bank for making the Executive’s portion of the remaining lease payoff on his behalf by reducing amounts owed to the Executive in Executive’s initial 24 monthly payments due Executive by Bank. After the prepayment of the lease, Executive and Bank agree to cooperate to transfer title of the vehicle to the Executive, or back to the dealership, at Executive’s election, and Executive agrees to cooperate with Bank in the transfer of the vehicle, the title and the lease from the Bank and into the Executive’s name, including the transfer of title, tags and registration.

e. Deferred Compensation Agreement. Executive is party to an Executive Deferred Compensation Agreement, dated December 1, 2016, as amended as of January 13, 2017, and as further amended as of January 1, 2018. Nothing in this Agreement shall affect Executive’s rights under the Deferred Compensation Agreement, as amended, and Executive shall remain eligible to receive deferred compensation benefits, subject to and in accordance with the terms and conditions of the Deferred Compensation Agreement, as amended.

2. Adequate Consideration, No Additional Payments. Executive agrees that (i) the consideration and payments made to him by the Bank pursuant to this Release Agreement represent the sole and exclusive payments and undertakings to be provided to him; (ii) said payments include any and all outstanding and accrued compensation, wages, commissions, bonuses and benefits that may be due and owing Executive; (iii) that the Bank has no further obligation to provide Executive with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth in Paragraph 1, above; and (iv) the aforementioned Severance Payment and Benefits are in excess of what Executive otherwise would have been entitled to had he not signed this Release Agreement and constitute good and sufficient consideration for this Release Agreement. Executive hereby waives all rights or claims to any compensation of any sort, or any non-monetary or monetary benefits, as may be set forth in the Employment Agreement, separate from and above that which is set forth in Paragraph 1, above. Through his signature below, Executive acknowledges that he has received all compensation and wages owed to him under the Fair Labor Standards Act, the Pennsylvania Minimum Wage Law, and the Pennsylvania Wage Payment & Collection Law.

3. Release and Waiver.

a. For and in consideration of the Bank’s promise to cause the payments and benefits to be made as set forth in Paragraph 1, above, Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE Riverview Financial Corporation, Riverview Bank, and their respective parent corporations, subsidiaries and affiliates, and all of the foregoing’s respective directors, officers, shareholders, employees, representatives, agents, attorneys, insurers, successors and assigns (“Releasees”) of and from any and all manner of actions and causes of action, suits, debts, liabilities, losses, damages, claims and demands whatsoever (which are otherwise subject to waiver) that Executive had, has or may have against any of the Releasees, whether sounding in contract, any form of tort or otherwise; whether at law or in equity; whether known or unknown; from prior to the commencement of Executive’s employment with any of the Releasees to the date of this Release Agreement. The releases herein include, but are not limited to, any waivable claims that were asserted or could have been asserted up to the date of this Release Agreement and/or that could be asserted in the future under any federal, state or local laws, regulations, orders or ordinances including but not limited to:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	the Civil Rights Act of 1866 and 1871;

•	Executive Order 11246;

•	the Rehabilitation Act of 1973;

•	the Americans with Disabilities Act of 1990 (ADA);

•	the Employee Retirement Income Security Act (ERISA) (except as to claims for vested retirement benefits);

•	any state or local laws similar to the above including but not limited to the Pennsylvania Human Relations Act;

•	any unjust or wrongful termination theory;

•	any claim for breach of contract, wrongful termination, constructive discharge, fraud or material misrepresentation; any negligent retention, hiring, or supervision theory; or any right or claim based on an alleged privacy violation, any claims for defamation or slander, other employment tort or common law claims now or hereafter recognized and any derivative claim Executive may have arising thereunder, and all claims for counsel fees and costs. Executive specifically acknowledges that he is releasing all Releasees from any claims for attorneys’ fees and costs.

b. Executive further agrees To WAIVE ALL RIGHTS AND CLAIMS he has ever had, or now has, under THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (ADEA), against Releasees arising from or related to his employment with the Bank or the Corporation, or his separation from employment. Executive has been advised to consult with an attorney before signing this Release Agreement waiving his rights under the ADEA. Executive has had the opportunity to review this Release Agreement for twenty-one (21) days prior to signing it. Executive may revoke the Release Agreement within seven (7) days after he signs the Release Agreement. If Executive revokes the Release Agreement, the Bank shall have the option of voiding the entire Release Agreement. In such event, Executive will not receive the Severance Payment and Benefits described in Paragraph 1 above.

c. Executive agrees that he has not filed any civil action, suit or legal proceeding against the Bank or any Releasee with any local, state or federal court. Notwithstanding the releases and waivers above, nothing in this Release Agreement shall prohibit Executive from filing an administrative charge or complaint with, or participating in any investigation or proceeding conducted by, the United States Equal Employment Opportunity Commission or a comparable state or local anti-discrimination agency, any other self-regulatory organization or any other state or federal regulatory authority. Executive agrees to and does waive his right to recover monetary damages, reinstatement of employment, or any other relief sought against Releasees in any discrimination or retaliation charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf with the EEOC or comparable state or local anti-discrimination agency. Furthermore, nothing in this Release Agreement shall prohibit or restrict Executive (or Executive’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Release Agreement or its underlying facts or circumstances.

4. Ongoing Obligations.

a. Return of Property. Executive agrees and certifies that he will return to the Bank all property and confidential information of the Bank and the Corporation without retaining any copies, either in tangible or intangible form, as of the Separation Date. This certification includes the fact that he has purged all Bank and Corporation files and information from his home computer or laptop, tablet, cell phone, and all personal electronic devices and returned all photocopies of materials that relate to the Releasees or their business. If Executive fails to return all property of the Bank and the Corporation as of the Separation Date, the Bank shall be entitled to all costs incurred in enforcing this term of the Release Agreement, including but not limited to reasonable attorneys’ fees.

b. Non-Competition, Non-Solicitation and Non-Disclosure. Executive acknowledges that he is a party to restrictive covenants regarding non-competition, non-solicitation, confidentiality and non-disclosure as set forth in Section 3 of his Employment Agreement with the Bank which are incorporated herein. Executive agrees and acknowledges that his obligations under these restrictive covenants continue following his separation from employment and the termination of his Employment Agreement, and survive the execution of this Release Agreement. Notwithstanding this acknowledgement, the Parties agree to modify the restrictive covenants in Section 3 of the Employment Agreement as follows:

(1) The Bank agrees to modify the scope of the non-competition restrictions found in Sections 3.1.a and 3.1.b of the Employment Agreement, solely to prohibit Executive from being engaged, directly or indirectly, for Executive’s own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock) by, or otherwise provide financial assistance, financial services or financial advice to, Mid Penn Bank, and/or its parents, subsidiaries, affiliates or related companies.

(2) The Parties agree to extend the temporal scope of the non-solicitation restrictions found in Section 3.1.c of the Employment Agreement to include the Term of the Employment Agreement and for a period of 36 months from the last day of Executive’s employment with the Bank.

(3) Executive agrees that the modification in Paragraph 4.b(1) above, and the payments and benefits set forth in Paragraph 1, constitute adequate consideration for the extension in Paragraph 4.b(2), above, and Executive agrees to abide by the restrictive covenants in Section 3 of his Employment Agreement, as modified herein.

c. Mutual Non-disparagement. Executive agrees that he will not disparage, or encourage others to disparage, the Bank, the Corporation, or any Releasee, or their respective directors, officers, employees, and agents, either orally or in writing in any communications of whatever nature to any third party, nor instigate, assist, or participate in the making or publication of any statement that could libel, slander, defame, or disparage them or paint them in a false light. The Bank agrees that its directors and officers will not disparage, or encourage others to disparage, Executive, either orally or in writing in any communications of whatever nature to any third party, nor instigate, assist, or participate in the making or publication of any statement that could libel, slander, defame, or disparage him or paint him in a false light.

d. Remedies for Breach. Executive acknowledges that any breach by Executive of the obligations in Paragraph 4 of this Release Agreement would substantially and materially impair and irreparably harm the Bank’s and the Corporation’s business and goodwill, and that monetary damages would be difficult, if not impossible, to ascertain. Executive agrees that in the event of any breach or threatened breach by Executive of this Paragraph 4, such impairment or harm is incapable of being compensated in solely monetary terms and the Bank and Corporation shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction without having to post bond. Further, in the event that the Bank or Corporation successfully seek to obtain compliance therewith and/or damages, Executive will be responsible for the reasonable costs incurred thereby by the Bank or Corporation, including reasonable attorneys’ fees incurred in enforcing this Release Agreement. These remedies are in addition to, and not in lieu of, any remedies set forth in Executive’s Employment Agreement and those remedies available under Pennsylvania law and the Defend Trade Secrets Act.

5. Acknowledgement. Executive acknowledges that the Bank and the Corporation admit no liability or wrongdoing in requesting or accepting this Release Agreement and waiver.

6. Time and Return and Disclosures. Executive understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

a. Executive enters into this Release Agreement freely and knowingly, and after due consideration, intending to waive, settle and release all waivable claims that Executive has or may have against Releasees up to the date of the execution of this Release Agreement, including claims under the Age Discrimination in Employment Act.

b. Executive has been advised to consult an attorney before signing this Release Agreement.

c. Executive has been provided with the opportunity to consider this Release Agreement for twenty-one (21) days. Material and immaterial changes to this Release Agreement will not temporarily stop the 21 day period for the Executive to consider this Release Agreement. Executive may voluntarily return this Release Agreement prior to 21 days, but in no event prior to the Separation Date of July 2, 2018. By doing so, Executive acknowledges that he waives the entire 21 day review period and has executed the Release Agreement as of the date listed below freely and without coercion. If Executive agrees to enter into this Release Agreement, he must sign the Release Agreement and return it to Brett Fulk, President, Riverview Bank, by the end of business on the 21st day.

d. Executive understands that he has seven (7) days after he signs the Release Agreement to revoke the Release Agreement by delivering a written notice of revocation to Brett Fulk, President, Riverview Bank, by 5:00 p.m. Eastern Standard Time on the seventh day. In the event Executive revokes this Release Agreement, neither the Bank nor the Corporation shall have any obligation to Executive under the Release Agreement. After this revocation period has expired, the Release Agreement will become effective, enforceable and irrevocable.

7. Severability. The covenants in this Release Agreement are severable. If any part or term of this Release Agreement is later held to be illegal, unenforceable or ineffective, the validity of the remaining provisions shall not be affected and the other obligations will be enforced as if the Release Agreement did not contain the part or term held to be invalid. If any part of this Release Agreement should be found by a court of competent jurisdiction to be unenforceable in whole or in part, then Executive agrees that such court may enforce this Release Agreement to the fullest extent permissible under the law, and to the fullest extent necessary to carry out the intentions of the parties as set forth in this Release Agreement.

8. Entire Agreement. This Release Agreement, including Exhibit A hereto and the provisions of the Employment Agreement between the Executive and the Bank which are referred to and incorporated herein, including but not limited to the restrictive covenants therein, express the entire agreement between Executive, the Bank, and the Corporation regarding Executive’s separation from employment and the subject matter herein. This Release Agreement may not be amended or terminated except by a written agreement signed by Executive, the Bank, and the Corporation. No representations made prior to or contemporaneously with this Release Agreement shall have any binding effect.

9. Waiver. No waiver of any provision of this Release Agreement shall constitute a waiver of any other provisions of this Release Agreement. Notwithstanding any rule of law to the contrary, this Release Agreement may not be modified, changed, amended, or waived in any way (whether in whole or in part) orally, by conduct, by informal writings or by any combination thereof.

10. Benefits. The promises of Executive under this Release Agreement shall inure to the benefit of the Releasees and all other present or future subsidiaries and affiliates, successors, or assigns of the Releasees. All such entities shall be considered third party beneficiaries and may enforce any provision of this Release Agreement.

11. Attorneys’ Fees to Enforce Agreement. If any suit, action, or proceeding is brought by Executive to enforce any term or provision of this Release Agreement, and Executive is determined to be the prevailing party by a court of competent jurisdiction, Executive shall be entitled to recover reasonable attorneys’ fees and costs, incurred, in addition to any other relief to which Executive may be legally entitled.

12. Governing Law and Jurisdiction. The validity, legality, and construction of this Release Agreement or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania. Any action arising out of or relating to any of the provisions of this Release Agreement may be brought and prosecuted only in the courts of or located in the Commonwealth of Pennsylvania.

13. Interpretation. This Release Agreement shall be interpreted in a reasonable manner to affect the Parties’ purposes and specifically shall not be interpreted in a manner that would require interpretation of any ambiguities in this Release Agreement against a party who has drafted it. The paragraph headings set out in this Release Agreement are for convenience only and shall not be used to interpret the provisions of this Release Agreement.

14. Acceptance. The Parties certify that they have read this Release Agreement, that they understand the meaning and legal effects of this Release Agreement, that they are executing this Release Agreement of their own volition, that they are legally competent to enter into this Release Agreement, and that they acknowledge that the consideration stated in this Release Agreement is adequate and satisfactory.

15. Counterparts. This Release Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

16. Authorization of Signatories. The undersigned are fully competent and authorized to execute this Release Agreement and have signed their names to this Release Agreement of their own free will.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed the foregoing Confidential Separation Agreement and General Release as of the date first written below.

EXECUTIVE

Dated:	July 2, 2018	/s/ Michael J. Bibak

RIVERVIEW BANK

Dated:	July 2, 2018	By:	/s/ Brett D. Fulk

RIVERVIEW CORPORATION

Dated:	July 2, 2018	By:	/s/ Brett D. Fulk